Exhibit 99.1

HCW Biologics Regained Compliance with Bid Price Rule

Per Nasdaq Compliance Letter

Company now compliant with all continued listing rules for Nasdaq

Miramar, FL – June 30, 2026 – HCW Biologics Inc. (the “Company” or “HCW Biologics”) (Nasdaq: HCWB), a U.S.-based clinical-stage biopharmaceutical company developing transformative fusion immunotherapeutics to support or treat diseases promoted by chronic inflammation, focusing on autoimmune disorders and other inflammatory diseases, cancer and senescence-associated dysplasia, today reported that, on June 29, 2026, the Nasdaq Hearings Panel (the “Panel”) of The Nasdaq Stock Market LLC (“Nasdaq” or the “Exchange”) found that the Company regained compliance with Listing Rule 5550(a)(2), the “Bid Price Rule,” per the terms set forth in the Panel’s decision letter dated May 29, 2026, as amended, and is subject to a mandatory monitoring period through June 17, 2027.

To ensure long-term compliance with the Bid Price Rule, the Company will effect a reverse stock split at a one-for-six ratio on June 30, 2026.

About HCW Biologics:

HCW Biologics Inc. (the “Company”) (NASDAQ: HCWB) is a clinical-stage biopharmaceutical company developing transformative fusion immunotherapeutics to treat diseases promoted by chronic inflammation, including autoimmune diseases, cancer, and senescence-associated dysplasia. The Company’s immunotherapeutics represent a new class of drugs that it believes have the potential to fundamentally change the treatment of proinflammatory and senescence-associated diseases and conditions that are promoted by chronic inflammation —and in doing so, improve patients’ quality of life and possibly extend longevity. A key aspect of the Company’s clinical development and financing strategy is to focus on its business development programs. See the Company Pipeline at https://hcwbiologics.com/pipeline/

Forward-Looking Statements:

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements relating to the timing, consummation, and impact of the reverse stock split, the Company’s ability to maintain long-term compliance with Nasdaq’s minimum bid price requirement, and the actions of third parties, including Equiniti, the Company’s transfer agent, with respect to the reverse stock split. Actual results could differ from those projected in any forward-looking statement due to numerous factors. Such factors include, among others, our ability to maintain compliance with Nasdaq’s continued listing rules. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents we file with the Securities and Exchange Commission, or the SEC, available at www.sec.gov, including, without limitation, the Company’s most recent Annual Report on Form 10-K filed on March 31, 2026, and other SEC filings.

Company Contact:

Rebecca Byam

CFO

HCW Biologics Inc.

rebeccabyam@hcwbiologics.com